UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 18, 2015

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California	92123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.05  Costs Associated with Exit or Disposal Activities.

Effective February 18, 2015, Cubic Corporation (the “Company”) is streamlining its corporate and business segment operations as part of a company-wide activity to improve profitability and competitiveness.  The Company is not exiting a business or disposing of assets.  These initiatives are anticipated to yield $15-16 million in annualized pre-tax savings in fiscal year 2016.  The company will incur a pre-tax charge in the second quarter of fiscal year 2015 of approximately $6 million related to one-time termination benefits due to the restructuring, but estimates cost savings for the balance of the year will result in the restructuring having a neutral impact on its earnings per share for fiscal year 2015.

A key component of the restructuring includes combining the Company’s Defense Systems and Mission Support Services segments into a single segment called Cubic Global Defense (CGD) to better align its organizational structure with customer requirements, increase operational efficiencies and improve collaboration and innovation across the enterprise.  William J. Toti, former president of Mission Support Services segment, has been named president of CGD.  In addition, the Company will consolidate its segment and corporate support functions for manufacturing, supply chain, finance, human resources and information technology worldwide.  This consolidation will enable the functions to deliver superior service to their internal and external customers, reduce duplicative infrastructure and processes and enable the organization to more readily implement a new Enterprise Resource Planning (ERP) system commencing in fiscal year 2016.

As a result of the restructuring, the Company will implement a phased reduction in force of less than two percent of its global workforce.  Employees affected by the consolidation will be offered an employment separation package.  The Company anticipates the reductions in force as part of this streamlining will be completed by the beginning of the third quarter of fiscal year 2015.   Cash payments of approximately $6 million for the one-time termination benefits are expected to be made through the fourth quarter of fiscal year 2015.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the restructuring described in Item 2.05 above, effective February 18, 2015, the Company announced that David R. Schmitz will be appointed Executive Vice President of Strategic Planning for the combined defense segments now called Cubic Global Defense (CGD), as described above.  He will resign as Senior Vice President of the Company and President of the Cubic Defense Systems segment.

Also effective February 18, 2015, the Company and Mr. Schmitz entered into an agreement pursuant to which the Company agreed that Mr. Schmitz may resign through October 2, 2015 and that, upon any such resignation, Mr. Schmitz will be entitled to receive cash severance equal to 12 months’ base salary, continued health coverage for 12 months and certain other severance benefits.  The foregoing agreement supersedes Mr. Schmitz’s rights under the Company’s Severance Policy.  To the extent Mr. Schmitz becomes entitled to severance under the Company’s Transition Protection Plan prior to October 2, 2015, Mr. Schmitz will only be entitled to receive severance benefits under the Transition Protection Plan. The foregoing provides only a brief description of the terms and conditions of the foregoing agreement with Mr. Schmitz and is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2014.

***

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include statements regarding annualized pre-tax savings in fiscal year 2016, charges the Company expects to incur due to the restructuring, impacts of the restructuring on earnings per share for fiscal year 2016, the Company’s plans for consolidation of business segments and corporate support functions, implementation of a new Enterprise Resource Planning system and the Company’s expectations regarding the size and timing of the reduction in force and the offering of employment separation packages. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others, the Company’s ability to successfully implement and manage the restructuring and obtain the benefits it expect to derive from the consolidation of business segments and corporate support functions and reduction in force and potential delays in the completion of the restructuring. In addition, please refer to the risk factors contained in the Company’s press releases and its filings with the Securities and Exchange Commission available at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2015	CUBIC CORPORATION

	By:	/s/ James R. Edwards
	Name:	James R. Edwards
	Title:	Senior Vice President,
General Counsel & Secretary